THE ALLSTATE CORPORATION
                                 ALLSTATE PLAZA
                           NORTHBROOK, ILLINOIS 60062

                                 March 28, 1997

                                                         Jerry D. Choate
                                                         Chairman of the Board

Dear Stockholder:

         You are cordially invited to attend the Company's 1997 annual meeting to be held on Tuesday, May 20, 1997 at 1:30 p.m., central time, in the Education Center of the Chicago Botanic Garden, 1000 Lake Cook Road, Glencoe, Illinois.

         The notice of meeting and proxy statement following this letter describe the business expected to be transacted at the meeting. During the meeting we will also report on the current activities of the Company, and you will have an opportunity to ask questions.

         Whether or not you plan to attend this meeting, we urge you to sign and date the enclosed proxy card and return it as soon as possible so that your shares will be represented. The vote of every stockholder is important. Please note that mailing your completed proxy will not prevent you from voting in person at the meeting if you wish to do so.

         Your Board of Directors and management look forward to greeting personally those stockholders who are able to attend.


                                                              Sincerely,



                                                              Jerry D. Choate

                            THE ALLSTATE CORPORATION
                                 ALLSTATE PLAZA
                           NORTHBROOK, ILLINOIS 60062

                                                            MARCH 28, 1997



                                           ROBERT W. PIKE
                                           VICE PRESIDENT,
                                           SECRETARY AND GENERAL COUNSEL



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    ----------------------------------------

         The annual meeting of stockholders of The Allstate Corporation (the "Company") will be held in the Education Center of the Chicago Botanic Garden, 1000 Lake Cook Road, Glencoe, Illinois on Tuesday, May 20, 1997, at 1:30 p.m., central time, for the following purposes:

         1.       to elect nine (9) directors;

         2. to vote on the recommendation of the Board of Directors that Deloitte & Touche be appointed auditors of the Company for 1997; and

         3. to transact such other business as may properly come before the meeting.



                                           By Order of the Board of Directors,





                                           Robert W. Pike
                                           Secretary

                            THE ALLSTATE CORPORATION
                                 PROXY STATEMENT
                                 MARCH 28, 1997

         This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of The Allstate Corporation for the annual meeting of stockholders to be held on May 20, 1997. Only stockholders of record at the close of business on March 21, 1997 are entitled to notice of and to vote at the meeting. There were 438,163,622 common shares outstanding and entitled to vote on that date. Each stockholder will be entitled to one vote per share on the election of directors and on each other matter to be voted on. The holders of a majority of the total number of shares entitled to vote, present in person or represented by proxy, constitute a quorum for the transaction of business.

         The Company is mailing its annual report for the year ended December 31, 1996 together with this proxy statement and the enclosed proxy on or about March 28, 1997, to stockholders entitled to vote at the annual meeting.

         When you sign and return the enclosed proxy, the shares represented thereby will be voted for the nominees for director listed in this proxy statement, and for the proposal set forth in Item 2. Returning your completed proxy will not prevent you from voting in person at the meeting should you be present and wish to do so. In addition, you may revoke your proxy any time before it is voted by sending notice to the Secretary of the Company prior to the meeting. If you submit more than one proxy, each later-dated proxy will revoke all previous proxies.

         Participants in The Savings and Profit Sharing Fund of Allstate Employees (the "Fund") who received this proxy statement in their capacity as such participants will be receiving a voting instruction form from the Fund Trustee in lieu of a proxy card, to direct voting of the shares in which they have beneficial interest.

         Directors will be elected at the annual meeting by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy and entitled to vote. Approval of the proposal set forth under Item 2 requires the affirmative vote of a majority of the votes cast at the meeting by the holders of shares represented in person or by proxy and entitled to vote. With respect to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on the proposal set forth under Item 2 and will be counted as shares present for determination of a quorum, and will have the effect of a negative vote on the item voted upon. Broker non-votes with respect to Item 2 will not be counted in determining the amount of shares voted on such item and will have no effect on the outcome of the vote on the item.

         In connection with all meetings of stockholders, all proxies, ballots and vote tabulations that identify the particular vote of a stockholder are kept confidential, except that disclosure may be made (i) to allow the independent election inspectors to certify the results of the vote; or (ii) as necessary to meet applicable legal requirements, including the pursuit or defense of judicial actions. The tabulator and the inspectors are independent of the Company, its directors, officers and employees. Comments written on proxies, consents or ballots, may be transcribed and provided to the Secretary of the Company with the name and address of the stockholder without reference to the vote of the stockholder, except where such vote is included in the comment or disclosure is necessary to understand the comment. Information concerning which stockholders have not voted and periodic status reports on the aggregate vote, including break-downs of vote totals by different types of stockholders, provided that the Company is not able to determine how a particular stockholder voted, may be made available to the Company if the Company so requests.

         The Board of Directors expects all nominees named below to be available for election. In case any nominee is not available, the proxy holders may vote for a substitute.

ITEM 1:  ELECTION OF DIRECTORS

         Nancy C. Reynolds is not standing for re-election since she will reach the mandatory retirement age as a director in June 1997. Joshua I. Smith was elected by the Board of Directors in February 1997 to fill a vacancy on the Board, and is standing for election by the Company's stockholders for the first time. Each other nominee was previously elected by the stockholders at the Company's 1996 Annual Meeting on May 21, 1996, and has served continuously as a director for the period succeeding the date of his or her election. The terms of all directors will expire at this Annual Meeting. No person, other than the directors of the Corporation acting solely in that capacity, is responsible for the naming of the nominees.

         Information as to each nominee follows. Unless otherwise indicated, each nominee has served for at least 5 years in the business position currently or most recently held.

NOMINEES FOR DIRECTOR

JAMES G. ANDRESS

         President and Chief Executive Officer of Warner Chilcott PLC, a pharmaceutical company, since November 1996. Mr. Andress served as Co-Chief Executive Officer, Chief Operating Officer and President of Information Resources, Inc.("IRI"), a market research and corporate software organization, from May 1994 until September 1995. Previously, Mr. Andress had served as Vice Chairman and Chief Executive Officer of IRI from June 1993 until May 1994. Mr. Andress had also served as President and Chief Executive Officer of IRI from May 1990 until June 1993. Mr. Andress is also a director of IRI, Genetics Institute, Inc., The Liposome Company, Inc., NeoRx Corporation, OptionCare, Inc., Sepracor, Inc., and Xoma Corporation.

Member:  Compensation and Nominating Committee.
Director since 1993.  Age: 58.
Common shares:  owned -- 1,312.


WARREN L. BATTS

      Chairman and Chief Executive Officer of Tupperware Corporation, a consumer products company, since June 1996. He served as Chairman and Chief Executive Officer of Premark International, Inc. from September 1986 to June 1996. Mr. Batts is also Chairman of the Board of Directors of Premark International, Inc. and a director of Cooper Industries, Inc., Sears, Roebuck and Co., and Sprint Corporation.

Chairman:  Compensation and Nominating Committee.
Director since 1993.   Age:  64.
Common shares:  owned -- 7,675.

EDWARD A. BRENNAN

       Chairman of the Board of Directors, President and Chief Executive Officer of Sears, Roebuck and Co. from January 1989 until his retirement in August 1995. Mr. Brennan is also a director of Dean Foods Company, Dean Witter, Discover & Co., Minnesota Mining and Manufacturing Company, AMR Corporation, The SABRE Group Holdings, Inc. and Unicom Corporation.

Member: Compensation and Nominating Committee.
Director since 1993.   Age: 63.
Common shares:  owned -- 217,520

JERRY D. CHOATE

         Chairman of the Board and Chief Executive Officer of the Company since January 1, 1995. Mr. Choate was elected President and Chief Executive Officer of the Company and a member of the Board of Directors on August 10, 1994. Previously, and since 1989, he served as Senior Executive Vice President of Allstate Insurance Company ("AIC") and as President of AIC's personal property and casualty business unit.

Director since 1994.   Age: 58.
Common shares: owned-- 27,034
subject to option-- 296,191

JAMES M. DENNY

       Managing Director of William Blair Capital Partners, L.L.C., a company engaged in private equity investments, since September 1995. Mr. Denny served as Vice Chairman of Sears, Roebuck and Co. from February 1992 until his retirement in August 1995. Previously, Mr. Denny was Senior Vice President and Chief Financial Officer of Sears from 1988 to 1992. He is also a member of the board of directors of GATX Corporation and Gilead Sciences, Inc.

Member: Audit Committee.
Director since 1993.   Age: 64.
Common shares:  owned -- 85,863.


CHRISTOPHER F. EDLEY

         President Emeritus of the United Negro College Fund, Inc., a non-profit fund raising organization, since April 1991. From April 1973 until his retirement in April 1991, Mr. Edley served as President and Chief Executive Officer of the United Negro College Fund, Inc. Mr. Edley is also a director of AMR Corporation, The Great Atlantic & Pacific Tea Company, Inc., and The Student Loan Corporation.

Member: Compensation and Nominating Committee.
Director since 1993.   Age: 69.
Common shares:  owned -- 2,050.

MICHAEL A. MILES

         Mr. Miles is Special Limited Partner of Forstmann Little & Co., an investment banking company. Mr. Miles served as Chairman of the Board and Chief Executive Officer of Philip Morris Companies Inc. from September 1991 until his retirement in July 1994. He is also a director of Dean, Witter, Discover & Co., Dell Computer Corporation, Sears, Roebuck and Co. and Time Warner Inc.

Member: Audit Committee.
Director since 1995.  Age 57
Common Shares: owned -- 9,649.


JOSHUA I. SMITH

      Chairman and Chief Executive Officer of The MAXIMA Corporation, a company engaged in technology systems support services. Mr. Smith is also a director of Caterpillar, Inc., Federal Express Corporation and Inland Steel Industries, Inc.

Member: Audit Committee
Director since 1997.  Age 55
Common Shares: owned -0-


MARY ALICE TAYLOR

       Executive Vice President - Operations of Citicorp since January 1997. She had served as Senior Vice President - United States and Canada, of Federal Express Corporation from September 1994 to January 1997. Previously, she served as Senior Vice President - Central Support Services of Federal Express from September 1991 until September 1994. Ms. Taylor is also a director of Autodesk, Inc. and Perrigo Company.

Member: Audit Committee.
Director since March 1996.   Age: 46.
Common shares: owned:  -- 768.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information as to shares of voting stock of the Company and beneficially owned by each director and nominee, each executive officer named in the Summary Compensation Table below, and by all executive officers and directors of the Company as a group, including shares held as nontransferable restricted shares awarded under the Company's employee benefit plans and subject to forfeiture under certain circumstances, and shares subject to stock options exercisable on or prior to April 1, 1997. The percentage of Company shares beneficially owned by any Company director or nominee or by all directors and officers of the Company as a group, does not exceed 1%. Unless indicated otherwise in the footnotes below, all shares are directly owned as of January 31, 1997.

                                            Amount and Nature
                                            of Beneficial
                                            Ownership of
Name                                        Company Shares
----                                        --------------

James G. Andress                                       1,312

Warren L. Batts                                        7,675

Edward A. Brennan                                    217,520

Jerry D. Choate                                      323,225(a)

James M. Denny                                        85,863

Christopher F. Edley                                   2,050

Michael A. Miles                                       9,649

Joshua I. Smith                                          -0-(b)

Mary A. Taylor                                           768

Robert W. Gary                                        79,099(c)

Edward M. Liddy                                      404,694(d)

Louis G. Lower, II                                   140,526(e)

Casey J. Sylla                                        22,258(f)

All directors and                                  1,822,625(g)
executive officers as
a group

----------------------------------------
(a)  Includes 296,191 Company shares subject to option.
(b)  Mr. Smith did not become a director until February 1997.
(c)  Includes 71,837 Company shares subject to option.
(d)  Includes 352,242 Company shares subject to option.
(e)  Includes 130,888 Company shares subject to option.
(f)  Includes 21,668 Company shares subject to option.
(g)   Includes 1,336,971 Company shares subject to option.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS(A)


Title of                   Name and Address                   Amount and Nature of               Percent
Class                      of Beneficial Owner                Beneficial Ownership               of Class
--------                   -------------------                --------------------               --------

Common                     FMR Corporation
                           Edward C. Johnson 3d
                           Abigail P. Johnson
                           82 Devonshire Street
                           Boston, MA 02109-3614              41,843,925(a)                      9.48%



Common                     The Northern Trust Company
                           50 S. LaSalle Street
                           Chicago, IL 60675                  26,405,041(b)                      6.03%



--------------------
(a) Information is as of December 31,1996, and is based on information in Form 13G filed by FMR Corporation and its two controlling stockholders, Edward C. Johnson 3d and Abigail P. Johnson (collectively, the "Group"), on February 14, 1997. Includes 41,841,145 shares over which each member of the Group has sole dispositive power and 2,780 shares over which FMR Corporation and Edward C. Johnson 3d have shared voting and dispositive power. FMR Corporation also has sole voting power over 3,765,206 of the shares reported as beneficially owned and Edward C. Johnson 3d has sole voting power over 3,817 of the shares reported as beneficially owned.

(b) As of March 17, 1997, the date The Northern Trust Company became sole trustee (the "Trustee") of The Savings and Profit Sharing Fund of Allstate Employees Trust. The Trustee holds the shares on behalf of participants in the Fund. Beneficial ownership may under certain circumstances include both voting power and investment power. The information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.


-

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS


         The Board of Directors held 6 meetings during 1996. Each director attended at least 75% of the Board meetings and meetings of committees of which he or she is a member. The standing committees of the Board of Directors and the number of meetings held by each such committee in 1996 were as follows:



Committee                                                     Number of Meetings
  Name                                                        Held During 1996
---------                                                     ------------------

Audit Committee                                                        4

Compensation and Nominating
  Committee                                                            6

         The Compensation and Nominating Committee recommends nominees for election to the Board of Directors, to other committees of the Board and to fill certain officer positions. The Committee will consider a nominee for election to the Board recommended by a stockholder if the stockholder submits the recommendation to the Committee. Stockholders may submit such recommendations by addressing a letter to the Chairman of the Compensation and Nominating Committee, The Allstate Corporation, 2775 Sanders Road, Suite F8, Northbrook, Illinois 60062. Under the Company's By-Laws, if a stockholder wants to nominate a person for election to the Board at the Company's annual meeting, he must provide advance notice to the Company in order to place such person into nomination. Such notice must be received by the Secretary, The Allstate Corporation, 2775 Sanders Road, Suite F8, Northbrook, Illinois 60062, not less than 90 nor more than 120 days prior to the first anniversary date of the preceding year's annual meeting, and must set forth the name, age, principal occupation, number of shares of Company stock beneficially owned, and the business and residence addresses of both the proposed nominee and the stockholder proposing to make such nomination. A copy of these By-Law provisions is available upon request from the Secretary of the Company.

         The Compensation and Nominating Committee also administers the Company's executive compensation and benefit plans, and makes recommendations to the Board of Directors concerning the proxy statement and form of proxy, plans for the annual meeting and policies for stockholder voting, officers' compensation, nominees for election to the Board, to Board committees and to certain executive officer positions, and the composition of the Board.

         The Audit Committee reviews with management, the Company's independent public accountants and its internal auditors, upon completion of each audit, the annual financial statements of the Company, the independent public accountants' report thereon and the other relevant financial information to be included in the Company's Annual Report on Form 10-K and its annual report to stockholders, and reports to the Board of Directors on its review. The Committee also reviews recommendations made by the independent accountants and internal auditors with respect to the Company's accounting methods and system of internal control and reports to the Board on such review. The Audit Committee examines and makes recommendations to the Board of Directors with respect to the scope of audits conducted by the Company's independent public accountants and internal auditors. The Committee reviews reports from the independent accountants and internal auditors concerning compliance by management with legal provisions and with the Company's business conduct and ethics policies. The Audit Committee may meet with the Company's independent accountants and/or internal auditors without management present. The Committee reviews with the Company's General Counsel the status of certain pending legal matters. The Committee recommends annually the appointment of independent accountants. The Committee is authorized to conduct or authorize special projects or investigations related to audit or financial matters and to use independent professionals as well as the company's internal auditors for assistance.

DIRECTORS' COMPENSATION AND BENEFITS

         The following table lists the compensation and benefits provided in 1996 to directors who are not employees of the Company or its affiliates ("non-employee directors"). In 1996 the Board established new director compensation arrangements which contained a significant equity component, and terminated the Directors Retirement Plan. The new arrangements are intended to align the compensation of directors more closely with the value produced for the Company's stockholders.

                NON-EMPLOYEE DIRECTORS' COMPENSATION AND BENEFITS

                                  Cash Compensation                   Equity Compensation
                                  -----------------                   -------------------

                                     Annual                   Grant of Allstate  Stock Option for
                                  Retainer Fee (a)            Shares(b)          Allstate Shares (c)
                                  ----------------            -----------------  -------------------

Board Membership                    $25,000                   500 shares        1,500 shares

Committee Chairmen:
Audit and Compensation
 and Nominating
 Committees                         $5,000
Committee Members:
 Audit and Compensation
  and Nominating
  Committees                        -0-


(a) Under the Company's Deferred Compensation Plan for Directors, directors may elect to defer directors' fees to an account which generates earnings based on:
       1. The market value of and dividends on the Company's common shares ("common share equivalents").
       2.  The average interest rate payable on 90 day dealer commercial paper.
       3. Standard & Poor's 500 Composite Stock Price Index (with dividends reinvested).
       4.  A money market fund.
     No director has voting or investment powers in common share equivalents, which are payable solely in cash. Subject to certain restrictions, amounts deferred under the plan (together with earnings thereon) may be transferred between accounts and are distributed in a lump sum or over a period not to exceed ten years.

(b) Granted December 1, 1996, and to be granted each December 1 under the Equity Incentive Plan for Non-Employee Directors (the "Equity Plan") and subject to restrictions on transfer until the earliest of 6 months after grant, death or disability or termination of service. Grants are accompanied by cash payment to offset the increase in the director's federal, state and local tax liabilities (assuming the maximum prevailing individual tax rates) resulting from the grant of shares. In addition, the following directors received grants in 1996 in the following amounts as part of the transition to the Equity Plan from the Stock Plan for Non-Employee Directors, which was terminated May 31, 1996: Mr. Andress--100 shares, Mr. Brennan--183 shares, Mr. Denny--183 shares, Mr. Edley--150 shares, Mr. Miles--150 shares, and Ms. Taylor--33 shares. Also, Mr.
Batts received a grant in 1996 of 200 shares under the Stock Plan for Non-Employee Directors prior to its termination.

(c) Granted June 1 at exercise prices equal to 100% of value on the date of grant. The options become exercisable in 3 equal annual installments, expire 10 years after grant, and permit the optionee to exchange owned shares or to have option shares withheld to satisfy all or part of the exercise price. The options also include a "reload" feature which gives the optionee the right to purchase for the remaining term of the original grant the same number of shares tendered in payment of the exercise price at a price equal to the fair market value on the exercise date.

         As a result of the termination of the Directors Retirement Plan on May 31, 1996, directors received a one-time lump sum cash payment equal to the present value of their respective accrued benefits under the plan. Such cash payments were made in June 1996 to non-employee directors Andress, Batts, Brennan, Denny, Edley, Miles and Taylor in the aggregate amount of $493,874.

EXECUTIVE COMPENSATION

         The following Summary Compensation Table sets forth information on compensation earned in 1994, 1995 and 1996 by Mr. Choate and by each of the four most highly compensated executive officers (the "Named Executives") of the Company, Allstate Insurance Company ("AIC"), AIC's property and casualty business unit ("PP&C"), and Allstate Life Insurance Company ("ALIC").



                           SUMMARY COMPENSATION TABLE

                                         Annual Compensation                           Long Term Compensation
                                    -------------------------------        ------------------------------------------
                                                                                       Awards     Payouts
                                                                           ------------------------------

                                                                                       Securities
                                                       Other Annual        Restricted  Underlying           All Other
                                                       Compen-             Stock       Options/     LTIP    Compen-
Name and                            Salary    Bonus    sation              Award(s)    SARs       Payouts   sation
Principal Position         Year     ($)       ($)(1)   ($)(2)              ($)(3)      (#)(4)     ($)       ($)(5)
------------------         ----     ------    ------   -----------         ----------  ---------  -------   --------

Jerry D. Choate.........   1996     770,000   405,713     5,684               -0-       39,615      -0-      5,250
(Chairman and Chief
  Executive Officer)       1995     700,000   757,969     8,288               -0-      326,277    520,635    5,250

                           1994     523,478      6,59    13,764               -0-      112,228      -0-      1,890


Robert W. Gary.........    1996     391,500   188,243     9,848               -0-       16,887      -0-      5,250
 (President of PP&C)
                           1995     353,167   321,575     9,713               -0-      101,760     20,126    5,250

                           1994     283,167     7,518     7,696               -0-        9,816      -0-      1,890


Edward M. Liddy.......     1996     655,000   345,120     2,767               -0-       33,699      -0-      5,250
  (President and Chief
   Operating Officer)      1995     600,000   649,688     6,854               -0-      170,328    226,173    5,250

                           1994(6)  522,205   200,000     1,202               -0-       75,000      -0-      1,890



Louis G. Lower, II......   1996     436,800   246,781    10,246               -0-       18,258      -0-      5,250
(President of ALIC)
                           1995     416,000   286,650    17,044               -0-       89,359    411,122    5,250

                           1994     389,050      3,97    26,990               -0-       11,529      -0-      1,890


Casey J. Sylla.......      1996     353,500   228,829       649               -0-       12,378      -0-      5,206
 (Senior Vice President
   and Chief Investment    1995     151,389   176,738       -0-               -0-       65,000      -0-       -0-
   Officer of AIC)

-----------------------------------------------------
(1) The 1995 bonuses shown for Messrs. Gary, Lower and Sylla include Peer Group Adjustments for 1995, which were not certified and paid until mid-year 1996, in the respective amounts of $26,074, $20,475 and $12,427.

(2) Represents tax gross-up payments attributable principally to income taxes payable on certain travel benefits, tax preparation fees and the exercise of stock options.

(3) On December 31, 1996, Mr. Liddy held 3,002 of restricted common shares of the Company valued at $173,740.75 based on the year-end closing price of $57.875 per share.


                                       12




(4) These awards are set forth below in detail in the table titled "Option/SAR Grants in Last Fiscal Year."

(5) Each of the Named Executives participated in The Savings and Profit Sharing Fund of Allstate Employees, a qualified defined contribution plan sponsored by the Company. The amounts shown represents the value of the 1994, 1995 and 1996 allocations to the executive officer's account derived from employer contributions to the Profit Sharing Fund and to its predecessor, The Savings and Profit Sharing Fund of Sears Employees.

(6) Mr. Liddy was an executive officer of Sears until August 1994, when he was employed by the Company. The 1994 data reflect compensation paid to him by the Company and by Sears in 1994.



STOCK OPTIONS

         The following table is a summary of all Company stock options granted to the Named Executives during 1996. Individual grants are listed separately for each Named Executive. In addition, this table shows the potential gain that could be realized if the fair market value of the Company's common shares were not to appreciate, or were to appreciate at either a 5% or 10% annual rate over the period of the option term. All of the options are non-qualified options, all permit the optionee to exchange shares owned or to have option shares withheld to satisfy all or part of the exercise price and all, as indicated below, contain tax withholding rights and reload rights.

                                        OPTION/SAR GRANTS IN LAST FISCAL YEAR

                           Individual Grants                                                  Potential Realizable Value at
----------------------------------------------------------------------                        Assumed Annual Rates of Stock
                                                                                            Price Appreciation for Option Term
                                                                                          ---------------------------------------
                        Number of       % of Total
                        Securities      Options/SARs
                        Underlying      Granted to        Exercise
                        Options/        All Employees     or Base          Expiration
                        SARs(1)         in 1996           Price ($/SH)     Date             0%            5%($)            10%($)
                        ---------       ----------------- ------------     --------       ------      -----------       ---------

Jerry D. Choate          39,615            5.13             45.25          8/15/06          -0-       1,127,343         2,856,909

Robert W. Gary           16,887            2.19             45.25          8/15/06          -0-         480,562         1,217,837

Edward M. Liddy          33,699            4.36             45.25          8/15/06          -0-         958,989         2,430,266

Louis G. Lower, II       18,258            2.36             45.25          8/15/06          -0-         519,577         1,316,709

Casey J. Sylla           12,378            1.60             45.25          8/15/06          -0-         352,247           892,662


(1)These options are exercisable in three equal annual installments, were granted with an exercise price equal to the fair market value of the Company's common shares on the date of grant, expire ten years from the date of grant, and include tax withholding rights and a "reload" feature. Tax withholding rights permit the optionee to elect to have shares withheld to satisfy federal, state and local tax withholding requirements. The reload feature permits payment of the exercise price by tendering Company common stock, which in turn gives the optionee the right to purchase the same number of shares tendered, at a price equal to the fair market value on the exercise date.

The following table shows Company stock options that were exercised during 1996 and the number of shares and value of grants outstanding as of December 31, 1996 for each Named Executive.


                         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY- END OPTION/SAR VALUES

                                                                                                     Value of Unexercised
                                                          Number of Securities Underlying            In-The-Money Options/SARs
                                                          Unexercised Options/SARs at 12/31/96(#)    at 12/31/96($)(1)
                                                          ---------------------------------------    ----------------------------
                        Shares
                        Acquired        Value
Name                    on Exercise (#) Realized ($)      Exercisable      Unexercisable             Exercisable    Unexercisable
                        --------------- ------------      -------------    -------------             -----------    -------------

Jerry D. Choate              0             0                291,571           294,542                $9,845,129     $7,897,429

Robert W. Gary               0             0                 59,645            87,999                 1,809,415      2,264,144

Edward M. Liddy              0             0                395,340           172,251                14,958,447      4,536,199

Louis G. Lower, II           0             0                115,592            81,673                 4,142,492      2,102,342

Casey J. Sylla               0             0                 21,668            55,710                   595,762      1,347,686



-------------------

(1)Value is based on the closing price of Company common stock ($57.875) on December 31, 1996, minus the exercise price.


LONG-TERM EXECUTIVE INCENTIVE COMPENSATION PLAN

          The Company made no awards in 1996 under its Long-Term Executive Incentive Compensation Plan.

PENSION PLANS

          The following table indicates the estimated total annual benefits payable upon retirement to the Named Executives under the specified compensation and years of service classifications, pursuant to the combined current benefit formulas of the Allstate Retirement Plan and the unfunded Supplemental Retirement Income Plan (the "Excess Benefits Plan.") The Excess Benefits Plan will pay the portion of the benefits shown below which exceeds Internal Revenue Code limits or is based on compensation in excess of Internal Revenue Code limits. Annual salary and annual bonus amounts such as are reflected in the Summary Compensation Table are considered in determining retirement benefits. As of December 31, 1996, Messrs. Choate, Gary, Lower and Sylla had 35, 35, 20 and 1 years of service, respectively, with Allstate; and Mr. Liddy had 9 years of combined Allstate/Sears service. As a result of Mr. Liddy's prior Sears service, a portion of his retirement benefit will be paid from the Sears Plan. Benefits are computed on the basis of a participant's years of credited service (generally, limited to 28) and average annual compensation over the participant's highest five successive calendar years of earnings out of the 10 years immediately preceding retirement. Benefits shown below are based on retirement on December 31, 1996 at age 65 and selection of a straight life annuity. Annual retirement benefits are generally payable monthly, and benefits accrued from January 1, 1978 through December 31, 1988 are reduced by a portion of the participants estimated social security benefits. Effective January 1, 1989 the retirement benefit calculation was integrated with the social security wage base for the employee.

                                                    PENSION PLAN TABLE

                                                     YEARS OF SERVICE
------------------------------------------------------------------------------------------------------------
Remuneration              15              20                  25               30                  35
------------            --------        --------           ----------       ----------            --------
  $800,000              $261,000        $348,000             $435,000         $487,000            $487,000

$1,100,000              $360,000        $480,000             $600,000         $672,000            $672,000

$1,400,000              $459,000        $612,000             $765,000         $857,000            $857,000

$1,600,000              $525,000        $700,000             $875,000         $980,000            $980,000

$1,800,000              $591,000        $788,000             $985,000       $1,103,000          $1,103,000

$2,000,000              $657,000        $876,000           $1,095,000       $1,227,000          $1,227,000


EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

              AIC agreed to provide Mr. Sylla or his beneficiary a basic retirement or death benefit if his employment is terminated within 5 years of his hiring (July 26, 1995) for any reason other than termination pursuant to AIC's written policy. The amount of the benefit would be calculated under the Allstate retirement plan, assuming Mr. Sylla had 5 years of service under the plan, and would be reduced by Mr. Sylla's actual years of service. The agreement terminates no later than July 26, 2000.

              In general, (i) the Company may terminate options granted under the Company's Employees Replacement Stock Plan in the event of a merger, consolidation, reorganization, sale or exchange of substantially all assets, or dissolution of the Company (an "extraordinary corporate transaction") and, in the case of certain options the Board of Directors may provide adjustments to the optionee, and in the case of other options the Company shall make appropriate and equitable provision with respect to participants' rights, by one of the following means in the case of options which have been outstanding for at least six months: (a) acceleration of all outstanding rights prior to the extraordinary corporate transaction, (b) appropriate and equitable provision for the continuation and adjustment of all outstanding rights, or (c) payment in cash of the value of all outstanding rights, and (ii) in the event of a "change in control" of the Company, all rights under certain options under the Employees Replacement Stock Plan which have been outstanding for at least six months will immediately become exercisable. A change in control means, in general (and subject to certain exceptions such as acquisitions by or from the Company or by employee benefit plans of the Company, and transactions in which existing shareholders maintain effective control), any acquisition of 20% or more of the Company's outstanding common shares, a change in the majority of the directors of the Company which is not approved by a majority of the incumbent directors, or approval by the shareholders of an extraordinary corporate transaction. In addition, some options granted under the Company's Employees Replacement Stock Plan include limited stock appreciation rights exercisable during the period of sixty days following a change in control of the Company (but not less than six months after the date of grant).

              Replacement Awards in the form of restricted shares were granted to certain officers and key employees under the Company's Employees Replacement Stock Plan. Generally, restricted shares become unrestricted in five years after original grant by Sears, upon normal retirement at age 65 and upon early retirement after age 60 with Company approval. In addition, restricted shares become unrestricted upon a change in control, subject to a minimum vesting period of six months.

REPORT OF THE COMPENSATION AND NOMINATING COMMITTEE CONCERNING EXECUTIVE COMPENSATION

              The  Company's   Compensation   and   Nominating   Committee  (the
"Committee"), which is composed entirely of independent, non-employee directors, makes recommendations to the Board of Directors regarding the administration of compensation for executive officers of the Company and its principal subsidiaries. The Committee also administers the Company's executive compensation plans, its Equity Incentive Plan and its Employees Replacement
Stock Plan. The Company's executive compensation philosophy is to pay competitive levels of compensation for competitive levels of financial performance, and to provide for superior pay opportunities for superior levels of performance.

              The compensation program consists of the following: base salaries, annual incentives based on achieving pre-set yearly financial goals, long-term cash incentives based on achieving financial goals over 3-year periods, and equity incentive awards based on increases in the price of the Company's common stock.

               In order to ensure that the Company's executive compensation program continues to be consistent in its practice of paying for performance, peer groups of companies in the insurance industry have been established for compensation and financial comparison purposes. A peer group (the "Peer Group") of large insurance companies has been established for comparison with the Company.

BASE SALARIES

              The base salaries of executive officers, including the Named Executives, are reviewed annually by the Committee. Each year the Committee reviews a survey of base salaries for executive officers at the Peer Group of companies in the insurance industry. The Committee attempts to set base salaries for executive officers, including Mr. Choate, at a level comparable to the median level of base salaries paid to officers holding similar positions at the Peer Group companies.

ANNUAL INCENTIVE OPPORTUNITIES

              The Company's Annual Executive Incentive Compensation Plan (the "Plan") is designed to provide Plan participants with a potential cash award based on the achievement of annual financial objectives. Each year objectives are approved by the Committee during the first quarter of the year. A performance threshold benchmark is established, which must be attained before any award can be paid, and a performance maximum benchmark is established which provides a limit on the award payable. Each participant's award opportunity is based on that individual's potential contribution to the achievement of a particular financial goal.

              Awards are paid in cash in the year after the year of performance. The Committee has the authority to adjust the amount of awards, but has no authority to increase an award payable under the terms of the Plan for any year to the Chief Executive Officer or to any of the other Named Executives during such year.


              Award opportunities under the 1996 Plan for Messrs. Choate and Liddy were based on the Company's degree of achievement of targeted amounts of 1996 operating earnings per share (the "Company

Goal"). The 1996 performance goals for participants, including Mr. Gary, whose efforts were closely linked to the Company's personal property and casualty insurance unit ("PP&C") were based 50% on the Company Goal and 50% on two equally weighted PP&C goals - (i) a specified ratio of the sum of claims, claim expenses and operating expenses to net earned premiums, and (ii) a specified rate of growth in premiums written. The performance goal for participants, including Mr. Lower, whose efforts were closely linked to the Company's life insurance subsidiary's ("ALIC") performance was based 50% on the Company Goal and 50% on three ALIC goals - (i) a specified rate of growth in invested assets, weighted 12.5%, (ii) a specified rate of growth in ALIC policies in force, weighted 12.5%, and (iii) a specified amount of ALIC operating income, weighted 25%. The performance goal for Mr. Sylla, whose efforts were linked to the performance of the Company's investment unit, was based 50% on the Company Goal and 50% on the degree of achievement of the investment unit goal. All goals have threshold, target and maximum levels of performance, and the amount of awards are dependent upon performance reaching these levels. Specified extraordinary items are excluded in calculating the goals. No award will be payable with respect to a goal if the threshold level of performance is not attained. No award will be payable to any participant if the Company sustains a net loss for the year, and awards for all participants will be reduced by 50% if the Company's return on average equity for the year is less than a targeted rate.

              Payment of awards is made after the Committee has certified attainment of the Company and business unit goals.

LONG-TERM INCENTIVE OPPORTUNITIES

              The Company's long-term incentive program consists of a Long-Term Executive Incentive Compensation Plan designed to provide cash award opportunities based on achievement of Company performance goals over three-year cycles, and an Equity Incentive Plan designed to encourage equity ownership and to align the interests of management with those of stockholders.

LONG-TERM EXECUTIVE INCENTIVE COMPENSATION PLAN

              The Company's Long-Term Executive Incentive Compensation Plan (the "LTIP"), provides award opportunities for the executive officers of the Company and its subsidiaries, including each of the Named Executives, based on achievement of Company financial goals over a three year period. The financial goals for each cycle are established by the Committee at the beginning of the cycle. Threshold, target and maximum levels of achievement of the financial goals are established on which individual award opportunities, stated as a specified percentage of aggregate base salary over the period, are based. A new cycle commences every two years. In years in which performance cycles overlap, 50% of participants' salaries are applied to each cycle. The Committee must certify in writing that the goals have been met before awards may be paid. Awards are payable in the year following the end of the cycle.


              The current cycle under the LTIP covers the years 1995 - 1997 and the financial objectives for this cycle are based upon Company achievement of targets related to return on average equity. Adjustments will be made, in specified calibrations, depending on the relative performance of the Company in relation to its goal compared with the performance of a selected peer group of insurers regarding the same objective over the same period. Awards, if any, under the 1995-1997 LTIP will be made in 1998.

EQUITY INCENTIVE PLAN

              The Company's Equity Incentive Plan provides for the grant of stock options, and restricted or unrestricted common stock of the Company to plan participants. All stock option grants under this plan have been made in the form of nonqualified stock options at exercise prices equal to 100% of the fair market value of the Company's common stock on the date of grant. Options which have been granted are not fully exercisable until 3 years after the date of grant, and expire in 10 years.

              Stock options were granted under the Equity Incentive Plan on August 15, 1996 to a number of key employees of the Company and its subsidiaries, including each of the Named Executives. The size of each grant to a Named Executive was determined based on a target stock option incentive opportunity, expressed as a percentage of base salary.

CHIEF EXECUTIVE OFFICER COMPENSATION

              Mr. Choate's 1996 base salary, annual incentive plan award and stock option grant follow the policies and plan provisions described above. Amounts paid and granted under these policies and plans are disclosed in the Summary Compensation Table.

              Mr. Choate's base salary was increased by 10% from $700,000 to $770,000 on January 1, 1996. In determining this increase the Committee reviewed the levels of base salaries paid in 1995 to chief executives of Peer Group companies, and also considered the results of Mr. Choate's efforts in furthering Company initiatives in 1996. No specific weight was assigned to either factor in determining the amount of Mr. Choate's increase.

              Mr.   Choate's   1996  Plan  award  was  based  on  the  Company's
achievement of levels of performance in 1996 that exceeded the threshold level of the Company Goal but did not attain the target level of the Company Goal.

              Mr. Choate received a stock option under the Company's Equity Incentive Plan on August 15, 1996 for 39,615 shares of Company common stock, pursuant to the terms described above. The amount of the grant was determined, pursuant to a valuation of each option share based on a Black-Scholes valuation formula, to be equal to a specified percentage of Mr. Choate's 1996 base salary. Details of Mr. Choate's grant, and those of all the Named Executives, are disclosed in the Option/SAR Grants in Last Fiscal Year table.

STOCK OWNERSHIP GUIDELINES

              In keeping with the Company's philosophy of developing a mutual commitment between stockholders and management, the Committee recently approved stock ownership guidelines for 57 members of the management team. The target levels of ownership range from three times base salary for the Chairman and Chief Executive Officer and the President and Chief Operating Officer, to two times base salary for members of the Company's senior management team, composed of the most senior officers of the Company and its subsidiaries, and one times base salary for the remainder of the management team.

Individuals affected by these guidelines have been given a period of five years to acquire sufficient shares to meet these guidelines.

$1,000,000 LIMIT ON TAX DEDUCTIBLE COMPENSATION

              Section 162(m) of the Internal Revenue Code, enacted as part of the Omnibus Budget Reconciliation Act of 1993, limits to $1,000,000 the deductibility, for any year beginning after December 31, 1993, of compensation paid by a public corporation to the chief executive officer and the next four most highly compensated executive officers unless such compensation is performance-based within the meaning of Section 162(m) and the regulations thereunder.

              The Committee intends to continue to utilize performance-based compensation in order to minimize the effect of the limits imposed by Section 162(m), and seeks to assure the maximum tax deductibility of all compensation it authorizes. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company's success. Consequently, the Committee recognizes that the loss of a tax deduction may be unavoidable in some circumstances.



                      COMPENSATION AND NOMINATING COMMITTEE

             WARREN L. BATTS (CHAIRMAN)           EDWARD A. BRENNAN
             JAMES G. ANDRESS                     CHRISTOPHER F. EDLEY

                                PERFORMANCE GRAPH

              The following performance graph compares the performance of the Company's common stock since its initial public offering on June 2, 1993 with the performance of the S&P 500 index, the S&P Property-Casualty Insurance Index and with the performance of a composite of two published indices - the S&P Property-Casualty Insurance Index and the S&P Multi-Line Insurance Index (the "Composite Index"). Returns of the composite of the two indices have been weighted according to their respective aggregate market capitalizations at the beginning of each period shown on the graph. The graph plots the changes in value of an initial $100 investment over the indicated time periods, assuming all dividends are reinvested quarterly.

              The Company plans to use the S&P Property-Casualty Insurance Index in lieu of the Composite Index in future years because the Company is now included in the S&P Property/Casualty Insurance Index instead of the S&P Multi-Line Insurance Index. The Company believes that comparing its performance to the performance of the companies included in the S&P Property/Casualty Insurance Index is more relevant and meaningful to its stockholders.

[A line graph indicating the stock price of the Registrant's common stock, the S&P 500 index, the Insurance Composite index and the S&P Property/Casualty index was inserted here. The index indicates returns as of the following dates, from a base of 100 at 6/2/93 - 12/31/93, 12/31/94, 12/31/95, and 12/31/96]

INSURANCE COMPOSITE WEIGHTING

              The Insurance Composite is a market value weighted composite of the S&P Multi-Line and S&P Property- Casualty indices. The components of the Insurance Composite have been weighted in accordance with the respective aggregate market capitalizations of the companies in each index as of the date of Allstate's initial public offering and at the beginning of each period shown on the graph, as indicated below:


INDEX                   06/02/93        12/31/93          12/31/94            12/31/95        12/31/96
-----                   --------        --------          --------            --------        --------
S&P Multi-line           63.36%          62.87%            60.96%              58.58%           55.10%

S&P Property
  /Casualty              36.64%          37.13%            39.04%               41.42%          44.90%
                        -------         -------           -------              -------        --------

Total                   100.00%         100.00%           100.00%             100.00%        100.00%


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     During 1996, the Company's Compensation and Nominating Committee consisted of Warren L. Batts, Chairman, James G. Andress, Edward A. Brennan and Christopher F. Edley. Mr. Donald H. Rumsfeld also served on the Committee for part of the year. There were no committee interlocks with other companies in 1996 within the meaning of the Securities and Exchange Commission's proxy rules.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who beneficially own more than ten percent of a registered class of the Company's equity securities to file reports of securities ownership and changes in such ownership with the SEC.

          Based solely upon a review of copies of such reports, or written representations that all such reports were timely filed, the Company believes that each of its officers, directors and greater than ten-percent beneficial owners complied with all Section 16(a) filing requirements applicable to them during 1996, with the exception of Ronald D. McNeil, an executive officer of the Company, who inadvertently made one late filing to report one exercise of a Company stock option.


ITEM 2: APPROVAL OF AUDITORS

          Item 2 concerns the recommendation of the Audit Committee and the Board of Directors that Deloitte & Touche be appointed auditors for 1997, which is being presented to stockholders for approval. Representatives of Deloitte & Touche will be present at the meeting, will be available to respond to questions and may make a statement if they so desire.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE AS AUDITORS FOR 1997, AS PROPOSED IN ITEM 2.


STOCKHOLDER PROPOSALS

          Proposals which stockholders intend to be included in the Company's proxy material for presentation at the 1998 annual meeting of stockholders must be received by the Secretary of the Company, Robert W. Pike, The Allstate Corporation, 2775 Sanders Road (F8), Northbrook, Illinois 60062 by November 28, 1997, and must otherwise comply with rules promulgated by the Securities and Exchange Commission in order to be eligible for inclusion in the proxy material for the 1998 annual meeting.

          The federal proxy rules specify what constitutes timely and appropriate submission for a stockholder proposal to be included in the proxy statement. If a stockholder desires to bring business before the meeting which is not the subject of a proposal meeting the proxy rule requirements for inclusion in the proxy statement, the stockholder must follow procedures outlined in the Company's By-Laws in order to personally present such proposal for a vote at the meeting. A copy of these procedures is available upon request from the Secretary of the Company. One of the procedural requirements in the By-Laws is timely notice in writing of the business the stockholder proposes to bring before the meeting. Such notice must be received by the Secretary, The Allstate Corporation, 2775 Sanders Road, Suite F8, Northbrook, Illinois 60062, not less than 90 nor more than 120 days prior to the first anniversary date of the preceding year's annual meeting, and must describe the business proposed to be brought before the annual meeting, the reasons for bringing it, any material interest of the stockholder in such business, the stockholder's name and address and the number of shares of Company stock beneficially owned by the stockholder. It should be noted that those By-Law procedures govern proper submission of business to be put before a stockholder vote at the Annual Meeting and do not preclude discussion by any stockholder of any matters properly brought before the Annual Meeting.

          The Company does not know of any other business that may be presented for consideration at the Annual Meeting other than proposals submitted by a stockholder to require the Board to adopt cumulative voting for directors and to avoid taking certain actions which may impair such cumulative voting. These proposals were eliminated from the Company's proxy materials in accordance with the rules of the Securities and Exchange Commission. If these proposals or any other business should properly come before the meeting, the shares represented by the proxies solicited hereby shall be voted on such proposals or other business at the discretion of the proxy holders.

OTHER MATTERS

          Officers and other employees of the Company and its subsidiaries may solicit proxies by personal interview, telephone and telegram, in addition to the use of the mails. None of these individuals will receive special compensation for these services which will be performed in addition to their regular duties, and some of them may not necessarily solicit proxies. The Company has also made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. The Company will reimburse them for reasonable out-of-pocket expenses. Corporate Investors' Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey 07072 will assist in the distribution of proxy solicitation materials, for a fee estimated at $7,500, plus out-of-pocket expenses. The Company will pay the cost of all proxy solicitation.

                                        By order of the Board of Directors,



                                        Robert W. Pike
                                        Secretary

                                        Dated:  March 28, 1997

                            THE ALLSTATE CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                 FOR THE ANNUAL MEETING TO BE HELD MAY 20, 1997

THE UNDERSIGNED HEREBY APPOINTS JAMES G. ANDRESS, WARREN L. BATTS, EDWARD A. BRENNAN AND CHRISTOPHER F. EDLEY, AND EACH OF THEM, OR IF MORE THAN ONE IS
PRESENT AND ACTING THEN A MAJORITY THEREOF, PROXIES, WITH FULL POWER OF SUBSTITUTION AND REVOCATION, TO VOTE THE SHARES OF THE ALLSTATE CORPORATION WHICH THE UNDERSIGNED IS ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS, AND AT ANY ADJOURNMENT THEREOF, WITH ALL THE POWERS THE UNDERSIGNED WOULD POSSESS IF PERSONALLY PRESENT, INCLUDING AUTHORITY TO VOTE ON THE MATTERS SHOWN ON THE REVERSE IN THE MANNER DIRECTED, AND UPON ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING. DISCRETIONARY AUTHORITY WILL NOT BE USED IN CONNECTION WITH VOTING ON ADJOURNMENT OF THE MEETING IN ORDER TO SOLICIT FURTHER PROXIES. THE UNDERSIGNED HEREBY REVOKES ANY PROXY PREVIOUSLY GIVEN TO VOTE SUCH SHARES AT THE MEETING OR AT ANY ADJOURNMENT.

            PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side.)

                            THE ALLSTATE CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. 0



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED.

     1. ELECTION OF DIRECTORS -- Nominees: James G. Andress, Warren L. Batts, Edward A. Brennan, Jerry D. Choate, James M. Denny, Christopher F. Edley, Michael A. Miles, Joshua I. Smith and Mary A. Taylor. (Instruction: To withhold authority for one or more nominees write the nominee(s) name on the space provided below.)
                                                                       FOR  ALL
                                              FOR        WITHHOLD      EXCEPT

___________________________________________    0            0            0



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

                                              FOR        AGAINST       ABSTAIN

2.  Approval of Deloitte & Touche as
auditors for 1997.                             0            0             0




THE PROXIES ARE DIRECTED TO VOTE AS SPECIFIED ABOVE AND IN THEIR DISCRETION ON ALL OTHER MATTERS COMING BEFORE THE MEETING. EXCEPT AS SPECIFIED TO THE CONTRARY ABOVE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ABOVE AND FOR PROPOSAL 2.

                                  Dated:                              , 1997
                                         ----------------------------

               Signature(s):
                           -------------------------------------------------

                           -------------------------------------------------

                             Please sign exactly as  name appears hereon.
                             Joint Owners should each sign. Where applicable, indicate official position or representative capacity.